Exhibit 99.1

TPI Reports Second Quarter Fiscal Year 2013 Financial Results

CHENGDU, China, February 14, 2013 -- Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for second quarter of the fiscal year 2013.

Second Quarter Fiscal Year 2013 Ended December 31, 2012 Financial Highlights:

●	Revenue was $17.6 million compared with $18.2 million in 2Q12 a decrease of 3.3% year over year,

●	Operating income was $2.6 million, compared with $2.1 million in 2Q12, an increase of 23.8% year over year,

●	Net Income was $1.8 million compared with $1.7 million in 2Q12, an increase of 5.9% year over year,

●	Earnings per share of $0.06 per basic share, and $0.06 per diluted share, compared with $0.06 per basic share, or $0.06 per diluted share in 2Q12,

●
Cash and cash equivalents totaled $25.4 million on December 31, 2012; Operating cash flow for the six months ended December 31, 2012 was $(0.7) million, compared with operating cash flow of $7.9 million for the six months ended December 31, 2011.

Comparison of results for the quarters ended December 31, 2012 and 2011:

	Quarters Ended December 31,
	2012	2011
	(In millions)
Sales	$17.6	$18.2
Cost of sales	$10.8	$12.1
Gross profit	$6.8	$6.1
Total operating expenses	$4.2	$4.0
Operating income	$2.6	$2.1
Provision for income taxes	$0.7	$0.6
Net income	$1.8	$1.7

Sales for the quarter ended December 31, 2012 was $17.6 million, a decrease of 3.3% as compared to $18.2 million for the quarter ended December 31, 2011. The sales decrease was mainly due to continuous generic pricing pressure amid healthcare reform further augmented by restrictive government policies to prioritize the Essential Drug List (EDL) drug sales, which simultaneously reduced the sales of our higher margin generic pharmaceuticals. Our top five product sales are: Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $6.5 million; Mycophenolate mofetil capsules (MM) for renal transplant: $2.2 million; Azithromycin tablets (AZI) for infection: $1.0 million; Qingre jiedu oral liquid (QR): $0.8 million and Qianlie Shule capsules (QS) for prostate conditions: $0.38 million. These products totaled $10.9 million in sales, representing 62% of the quarterly revenue. Similar to the first quarter of fiscal 2013, the former two core products Apu Shuangxin (Apu) and Xuelian Chongcao (XLCC) which are not covered by EDL or National Reimbursement List (NRL) lists have not reached the level to be included in the top five products mainly because the healthcare reform regulations favor EDL and NRL drugs. Compared with a year earlier, the total core product sales have risen significantly from $7.5 million for the quarter ended December 31, 2011 mainly due to the significant rise in GMOL sales of 51% year over year from $4.3 million for the quarter ended December 31, 2011. This is attributable to the inclusion of GMOL in Provincial EDL such as the provinces of Henan and Shandong and the City of Chongqing. The contribution from our distribution business through TMT amounted to $4.6 million at 13% gross margin.

Gross Margin for the quarter ended December 31, 2012 was 38.7% as compared to 33.4% for the quarter ended December 31, 2011. Our gross margin improved mainly as a result of a greater mix of higher margin products sold during the period supported by a stabilization of generic pricing pressure. While a trend of continuous margin improvement has not yet been affirmed the present sales data supports a flattening and slightly positive trend in our gross margins.

Operating Expenses were $4.2 million for the quarter ended December 31, 2012, as compared to $4.0 million for the quarter ended December 31, 2011. The increase in operating expenses was mainly associated with an increase in sales and marketing costs.

Net Income was $1.8 million at a net margin of 10.2% for the quarter ended December 31, 2012, as compared to net income of $1.7 million with net margin of 9.5% for the quarter ended December 31, 2011. This was mainly due to improvements in our gross margins.

Diluted earnings per share for the quarter ended December 31, 2012 were $0.06 based on 29.3 million shares compared with the earnings of $0.06 per diluted share for the quarter ended December 31, 2011, based on 29.4 million shares.

Balance Sheet and Cash Flow

As of December 31, 2012, we had working capital totaling $34.1 million, including cash and cash equivalents of $25.4 million. Net cash used in operating activities was $(0.7) million for the six months ended December 31, 2012 as compared to net cash generated from operating activities as $7.9 million for the six months ended December 31, 2011. The net decrease in operating cash flow was predominately the result of: 1) the payment of trade notes payable of $(4.7) million that was due during the six months ended December 31, 2012; 2) an increase of inventory of $(1.1) million, and 3) an increase of accounts receivables of $0.8 million and advance from customer of $0.6 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2013.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product GMOL (SFDA certification number: H20013079; patent number: 20061007800225) contributes approximately 37% to our total revenue. Clinical application and information gathered from our physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes, off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Project (JCM)

TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. After an initial three month period of efficiency improvement and calibration for large scale production, JCM has started producing macrolide API for TPI's production of Azithromycin Dispersible Tablets (SFDA No: H20074145) since July 2012. Currently the monthly production capacity of JCM is 10 tons of Azithromycin macrolide API.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical ("Lianshui") to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $3-5 million sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for particular industries such as automobile, biotechnologies, pharmaceuticals and chemical engineering. As a consequence, TPI's current manufacturing facility at the Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for use by the pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company's recently completed JCM facility. The proposed relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

The QLF is estimated to be 80 mu or approximately 13 acres. Both pre-extraction plant and the formulation plant are to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI's facilities. The re-location and construction cost is estimated at $25 million for Phase I which is scheduled to be completed in the first half of 2013 calendar year,  will expand the current capacity by 30%. In order to facilitate a favorable tax treatment for QLF, Chengdu Tianyin entered into a Share Transfer Agreement (the "Agreement") with the two shareholders of Sichuan Hengshuo Pharmaceutical Co., Ltd ("Sichuan Hengshuo" or "HSP") to acquire 100% ownership of the latter, a PRC pharmaceutical trading company, for a total consideration of approximately $0.2 million (RMB 1.3 million). The share transfer was closed on November 30, 2012. As of December 31, 2012, results of HSP are consolidated into the consolidated financial statements presented herein. Currently HSP has not yet been in operation since the closing.

Fiscal 2013 Guidance

We are assuming that continued pricing pressures in our marketplace shall remain for the second half of fiscal 2013 amid ongoing healthcare reform in China which may continue to put pressure on our revenue growth for the year. Yet we expect that JCM and TMT distribution business may help TPI to offset these external pressures to deliver 2013 revenue growth of approximately 10% to 15%. We reiterate our fiscal 2013 revenue projection of approximately $75 to $80 million along with a net margin of approximately 10%.

We believe the following factors will influence the growth perspectives of TPI: 1) Market expansion and revenue growth of TPI's core product portfolio led by flagship product GMOL, Azithromycin and other major products; 2) Ramp up of JCM revenue in the fiscal year 2013; 3) The gradual stabilization of generic sales following the progressive pricing restrictions as a result of the ongoing healthcare reform; 4) Steady TMT distribution revenue contribution; and 5) QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the second quarter of fiscal year 2013 ending December 31, 2012 to be held at 8:30 a.m. ET on Thursday, February 14, 2013.

Interested parties may access the call by dialing toll free: 1-877-941-2068; international: 1-480-629-9712

The conference ID is 4594892. It is advisable to dial in approximately 5 minutes prior to the start of the call.

A replay will be available by calling toll free: 1-877-870-5176; international: 1-858-384-5517 from: 02/14/13 @ 11:30 am ET to: 02/28/13 @ 11:59 pm ET. Replay Pin Number: 4594892

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://public.viavid.com/index.php?id=103373

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI's pipeline targets various high incidence healthcare indications.

For more information about TPI, please visit: http://www.tianyinpharma.com or write to: ir@tpi.asia

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
Investors Contact: ir@tpi.asia
Web: http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
        +86-134-36-550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

Tianyin Pharmaceutical Co., Inc.
Consolidated Balance Sheets

	December 31, 2012	June 30, 2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$25,439,653	$35,152,295
Restricted cash	-	3,534,550
Accounts receivable, net of allowance for doubtful accounts of $114,006
and $113,862 at December 31, 2012 and June 30, 2012, respectively	10,500,199	11,272,367
Inventory	6,970,478	5,863,013
Advance payments	-	642,075
Other current assets	451,358	436,664
Total current assets	43,361,688	56,900,964

Property and equipment, net	32,848,630	26,458,349

Intangibles, net	20,584,589	20,958,226

Advance payments – construction and equipment	5,300,580	-

Goodwill	206,310	-

Total assets	$102,301,797	$104,317,539

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,268,655	$1,586,151
Accounts payable – construction related	411,938	740,832
Short-term bank loans	6,030,600	6,023,000
Trade notes payable	-	4,675,750
Income tax payable	667,583	804,595
Other taxes payable	468,545	500,782
Other current liabilities	434,017	466,982
Total current liabilities	9,281,338	14,798,092

Total liabilities	9,281,338	14,798,092

Equity Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 29,332,791 shares issued and outstanding at December 31, 2012 and June 30, 2012, respectively	29,446	29,446
Additional paid-in capital	30,122,632	30,104,902
Treasury stock	(135,925)	(135,925)
Statutory reserve	6,120,143	6,120,143
Retained earnings	48,427,896	45,022,329
Accumulated other comprehensive income	8,214,490	8,100,526
Total stockholders' equity	92,778,682	89,241,421

Noncontrolling interest	241,777	278,026

Total equity	93,020,459	89,519,447

Total liabilities and equity	$102,301,797	$104,317,539

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Sales	$17,603,298	$18,236,701	$33,574,995	$35,765,279

Cost of sales	10,799,516	12,148,399	20,527,509	23,823,928

Gross profit	6,803,782	6,088,302	13,047,486	11,941,351

Operating expenses:
Selling expenses	2,885,087	2,801,630	5,646,525	5,278,956
General and administrative expenses	1,097,854	1,022,039	2,219,387	2,041,161
Research and development	222,423	210,784	438,353	421,499
Total operating expenses	4,205,364	4,034,453	8,304,265	7,741,616

Income from operations	2,598,418	2,053,849	4,743,221	4,199,735

Other income (expenses):
Interest income	31,842	43,246	99,444	78,207
Interest expense	(113,468)	(82,930)	(221,872)	(132,775)
Gain on disposal of fixed assets	-	229,110	-	229,110
Other expenses	-	(5,115)	-	(9,833)
Total other income (expenses)	(81,626)	184,311	(122,428)	164,709

Income before provision for income tax	2,516,792	2,238,160	4,620,793	4,364,444

Provision for income tax	668,762	556,590	1,251,810	1,175,657

Net income	1,848,030	1,681,570	3,368,983	3,188,787

Less: Net loss attributable to noncontrolling interest	(15,920)	(56,035)	(36,584)	(74,058)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	$1,863,950	$1,737,605	$3,405,567	$3,262,845

Basic earnings per share	$0.06	$0.06	$0.12	$0.11
Diluted earnings per share	$0.06	$0.06	$0.12	$0.11

Weighted average number of common
shares outstanding
Basic	29,332,791	29,396,276	29,332,791	29,396,276
Diluted	29,332,791	29,396,276	29,332,791	29,396,276

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income	$1,848,030	$1,681,570	$3,368,983	$3,188,787

Other comprehensive income
Foreign currency translation adjustment	226,799	567,535	114,299	1,515,042

Comprehensive income	2,074,829	2,249,105	3,483,282	4,703,829

Less: comprehensive income (loss) attributable to noncontrolling interest	(15,225)	(52,025)	(36,249)	185,379

Comprehensive income attributable to
Tianyin Pharmaceutical Co., Inc.	$2,090,054	$2,301,130	$3,519,531	$4,518,450

Tianyin Pharmaceutical Co., Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net Income	$3,368,983	$3,188,787
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,171,649	518,131
Gain on disposal of fixed assets	-	(229,110)
Share-based payments	17,730	-
Provision for bad debts	-	43,726
Changes in current assets and current liabilities:
Accounts receivable	786,045	46,185
Inventory	(1,099,581)	908,557
Advance payments	642,602	1,662,080
Other current assets	(14,137)	(154,593)
Accounts payable and accrued expenses	(319,349)	608,143
Accounts payable – construction related	(329,684)	(579,391)
Trade notes payable	(4,679,585)	2,665,260
Income tax payable	(137,967)	(345,177)
Other taxes payable	(32,854)	(386,642)
Other current liabilities	(33,539)	(31,265)
Total adjustments	(4,028,670)	4,725,904

Net cash provided by(used in) operating activities	(659,687)	7,914,691

Cash flows from investing activities:
Additions to property and equipment	(1,002,716)	(2,836)
Proceeds from disposal of fixed assets	-	377,164
Advance payments – construction and equipment	(5,298,242)	-
Additions of construction in progress	(6,123,118)	(136,400)
Acquisition of subsidiary–Hengshuo (HSP)	(206,219)	-
Additions to intangible assets – approved drugs	-	(768,222)
Additions to intangible assets – land use right	-	(1,822,780)

Net cash used in investing activities	(12,630,295)	(2,353,074)

Cash flows from financing activities:
Restricted cash	3,537,449	(3,104,244)
Proceeds from short-term bank loans	-	1,567,800

Net cash provided by(used in) financing activities	3,537,449	(1,536,444)

Effect of foreign currency translation on cash	39,891	1,158,325

Net increase(decrease) in cash and cash equivalents	(9,712,642)	5,183,498

Cash and cash equivalents – beginning	35,152,295	31,724,906

Cash and cash equivalents – ending	$25,439,653	$36,908,404

Supplemental disclosures of cash activities
Cash paid for interest	$221,872	$132,775
Cash paid for income taxes	$1,390,391	$1,560,653